Exhibit 16.1

28 October 2015

U.S. Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Dear Ladies and Gentleman:

We have read the statements under Item 4.01 of Form 8-K dated 28 October 2015, of China Xingbang Industry Group, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and are in agreement with the statements in the paragraphs within that Item as they relate to our firm. We have no basis to agree or disagree with the other statements made by the Company in the Form 8-K.

Very truly yours,

/s/ Baker Tilly Hong Kong Limited

Baker Tilly Hong Kong Limited